Exhibit 99.3

Sources and Uses

The following table illustrates the estimated sources and uses of funds relating to the restructuring transactions, assuming they are consummated on March 31, 2013. The actual amounts set forth in the table and in the accompanying footnotes may differ at the time of the consummation of the restructuring transactions, depending on several factors, including the amount of accrued payment-in-kind interest at the actual time of consummation, differences between actual fees and expenses and our estimate of fees and expenses, any amendments to the terms of the restructuring transactions. Euro-denominated senior notes and consent fees paid on the 10 7/8% senior subordinated notes due 2016 included in the table below have been converted into U.S. Dollars based on a 1.331 exchange rate.

Sources
($ in millions)
Tranche 1 Loans	$630

Total Cash Sources	$630

Tranche 2 Loans(2)	229
New Fixed Rate Senior Notes	415
New Floating Rate Senior Notes	187
New Senior Subordinated Notes(2)	25
Equitization of remaining Tranche A PIK Loans and Tranche B PIK Loans(2)	478

Total Non-Cash Sources	$1,334

Total Sources	$1,964

Uses
($ in millions)
Repayment of 1.5 Lien Credit Facility	$175
Payment of 42.5% of 2014 Senior Notes	320
Payment of 32.5% of 2016 Senior Notes	81
Transaction costs, fees and accrued interest(1)	54

Total Cash Uses	$630

Exchange of Existing Second Lien Notes(1)	229
Exchange of 2014 Senior Notes not paid down	433
Exchange of 2016 Senior Notes not paid down	169
Exchange of Tranche A PIK Loans(2)	25
Equitization of remaining Tranche A PIK Loans and Tranche B PIK Loans(2)	478

Total Non-Cash Uses	$1,334

Total Uses	$1,964

(1)	Amount does not reflect the $6 million (1%) of original issue discount on the Tranche 1 Loans under the Second Priority Credit Agreement.
(2)	Includes original issue discount, commitment fees, prepayment fees under the 1.5 Lien Credit Facility, financial and legal advisory fees for services rendered to various Travelport entities in connection with the restructuring transactions, including fees paid to Credit Suisse Securities (USA) LLC and its affiliates as dealer manager and solicitation agent for the various notes exchange offers and consent solicitations and initial lender, administrative agent and collateral agent under the Second Priority Credit Agreement, legal and accounting fees, accrued cash interest, consent payments and expense reimbursements of certain creditors to various Travelport entities.
(3)	At March 31, 2013, the Second Lien Notes will have accrued from $225 million at December 31, 2012 to a principal balance of approximately $229 million, Tranche A PIK Loans will have accrued to a principal balance of approximately $149 million and Tranche B PIK Loans will have accrued to a principal balance of approximately $354 million. In connection with the restructuring, it is expected that $25 million of the Tranche A PIK Loans will be exchanged for Tranche A Second Lien Notes, and such Tranche A Second Lien Notes will be exchanged for New Senior Subordinated Notes. The remaining Tranche A PIK Loans and all of the Tranche B PIK Loans will be exchanged for newly issued shares in Travelport Worldwide Limited.